As filed with the Securities and Exchange Commission on October 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adverum Biotechnologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-5258327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1035 O’Brien Drive

Menlo Park, California 94025

(Address, including zip code, of Registrant’s principal executive offices)

2017 Inducement Plan

Inducement Stock Option Awards

(Full title of the plan)

Jennifer Cheng

Vice President and General Counsel

Adverum Biotechnologies, Inc.

1035 O’Brien Drive

Menlo Park, CA 94025

(650) 272-6269

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey

Cooley llp

101 California Street, 5th Floor

San Francisco, CA 94111-5800

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share 2017 Inducement Plan	600,000 shares	$3.55(2)	$2,130,000.00(2)
Inducement Stock Option Awards	305,000 shares (3)	$3.21(4)	$979,050.00
TOTAL	905,000 shares	—	$3,109,050.00	$387.08

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plan or inducement award set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The NASDAQ Global Market on October 6, 2017.
(3)	Consists of shares of the Registrant’s Common Stock underlying stock options granted to employees as an inducement material to acceptance of employment with the Registrant, in accordance with the inducement grant exception under NASDAQ Marketplace Rule 5635(c)(4).
(4)	Weighted average exercise price of the inducement stock options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by us with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 9, 2017 (the “Form 10-K”);

•	The information specifically incorporated by reference into the Form 10-K from our definitive proxy statement on Schedule 14A, filed with the Commission on April 26, 2017;

•	Our Quarterly Report on Form 10-Q, filed with the Commission on May 9, 2017;

•	Our Quarterly Report on Form 10-Q, filed with the Commission on August 8, 2017;

•	Our Current Reports on Form 8-K, filed with the Commission on February 3, 2017, February 10, 2017, February 14, 2017, March 1, 2017, March 14, 2017 (other than Item 7.01 and related exhibit), March 20, 2017, March 24, 2017, April 20, 2017 (other than Item 7.01 and related exhibit), April 21, 2017, April 27, 2017, June 9, 2017, June 20, 2017 (other than Item 7.01 and related exhibit), September 1, 2017, September 7, 2017, and October 3, 2017; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on July 28, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duties of care as directors. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Exhibit Number	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation.	10-K	March 9, 2017	3.1

4.3	Amended and Restated Bylaws.	8-K	May 12, 2016	3.2

4.4	Form of Common Stock Certificate.	S-1/A	July 25, 2014	4.1

5.1	Opinion of Cooley LLP.				X

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of Cooley LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney (included on signature page hereto).				X

99.1	2017 Inducement Plan.	8-K			X

99.2	Form of Stock Option Grant Notice and Stock Option Agreement under the 2017 Inducment Plan.	8-K			X

99.3	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2017 Inducment Plan.	8-K			X

99.4	Form of Inducement Stock Option Agreement	S-8	June 2, 2017	99.5

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on October 10, 2017.

Adverum Biotechnologies, Inc.

By:	/s/ Leone Patterson
Leone Patterson
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amber Salzman, Ph.D., Leone Patterson and Jennifer Cheng, or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Amber Salzman, Ph.D. Amber Salzman, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2017

/s/ Leone Patterson Leone Patterson	Chief Financial Officer (Principal Accounting and Financial Officer)	October 10, 2017

Paul B. Cleveland	Chairman of the Board, Director

/s/ Eric G. Carter, M.D., Ph.D. Eric G. Carter, M.D., Ph.D.	Director	October 10, 2017

Mitchell H. Finer, Ph.D.	Director

Patrick Machado	Director

/s/ Richard N. Spivey, Pharm.D., Ph.D. Richard N. Spivey, Pharm.D., Ph.D.	Director	October 10, 2017

/s/ Thomas Woiwode, Ph.D. Thomas Woiwode, Ph.D.	Director	October 10, 2017